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                                Exhibit (e)(2)

                           Form of Privacy Addendum
                                      to
                            Distribution Agreement
                            Dated December 13, 1995
                                    between
                            One Group Mutual Funds
                                      and
                        The One Group Services Company


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                                                             PRIVACY ADDENDUM TO
                                                          Distribution Agreement


     This Privacy Addendum ("Addendum") is made as of the __ day of ________, 2001, between One Group Mutual Funds ("One Group") and The One Group Services Company ("TOGSC") to the Distribution Agreement between One Group and TOGSC dated November 1, 1995, as re-executed December 13, 1995.

     WHEREAS, One Group is a diversified, open-end management investment company registered under the Investment Company Act of 1940;

     WHEREAS, TOGSC, an affiliate of BISYS Fund Services, Inc. and the distributor for One Group, is registered as a broker-dealer with the Securities and Exchange Commission, and is a member in good standing of the National Association of Securities Dealers; and

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. To protect the confidentiality of information, or access to information, about One Group customers, as may be necessary or required by law or regulation, One Group and TOGSC wish to amend the Distribution Agreement to include the confidentiality and non-disclosure obligations set forth below.

2.   Term. This Addendum shall become effective on the date first written above
---------
     and shall continue for so long as the Distribution Agreement between One Group and TOGSC remains in effect. This Addendum shall bind and inure to the benefit of the successors and assigns of the parties. The obligation to maintain confidentiality under paragraph 3 shall survive the termination of this Addendum.

3.   Confidentiality. One Group may provide TOGSC with information, or access to
--------------------
     information, about its customers or about consumers generally (collectively, "Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained pursuant to this Addendum by TOGSC shall be considered confidential information.

4.   Limitation on reuse. TOGSC shall not disclose such confidential information
------------------------
     to any other person or entity or use such confidential information other than to carry out the purposes of this Addendum, including its use under sections 248.14 and 248.15 of Regulation S-P (17 CFR 248.1 - 248.30) in the ordinary course of carrying out the purposes of the Distribution Agreement.

     TOGSC shall:


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     a)   Limit access to Customer Information which is obtained pursuant to this Addendum to employees who have a need to know such Customer Information to effect the purposes of this agreement;

     b) Safeguard and maintain the confidentiality and security of Customer Information which is obtained pursuant to this Addendum; and

     c) Use Customer Information obtained pursuant to this Addendum only to carry out the purposes for which the Customer Information was disclosed and for no other purpose.


     TOGSC shall not directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.

5.   Headings. Paragraph headings in this Addendum are included for convenience
-------------
     only and are not to be used to construe or interpret this Agreement.

6.   Governing Law. This Addendum shall be governed by, and provisions shall be
------------------
     construed in accordance with, the laws of the State of Ohio.

7.   Limitation of Responsibility. The names "One Group(R) Mutual Funds" and
---------------------------------
     "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of One Group entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.



                                   ONE GROUP MUTUAL FUNDS

                                   By:________________________________
                                   Title:_____________________________



                                   THE ONE GROUP SERVICES COMPANY

                                   By:________________________________
                                   Title:_____________________________


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